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                                   Exhibit 21
                   Certain Subsidiaries of Markel Corporation


                                                        State or Other
                                                        Jurisdiction of
                                                        Incorporation or
Subsidiary                                              Organization
----------                                              ----------------


Essex Insurance Company                                 Delaware
Markel Insurance Company                                Illinois
Shand/Evanston Group, Inc.                              Virginia
  Evanston Insurance Company                            Illinois
Investors Insurance Holding Corporation                 New Jersey
  Investors Insurance Company of America                New Jersey
Gryphon Holdings, Inc.                                  Delaware
  Associated International Insurance Company            California